Exhibit 23.1

HANSEN, BARNETT & MAXWELL, P.C.

A Professional Corporation

CERTIFIED PUBLIC ACCOUNTANTS

5 Triad Center, Suite 750

Salt Lake City, UT 84180-1128

Phone: (801) 532-2200

Fax: (801) 532-7944

www.hbmcpas.com

Registered with the Public Company Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

International Isotopes, Inc.

We consent to the use of our report dated March 31, 2010 with respect to the financial statements of International Isotopes, Inc. included in this annual report on Form 10-K filed on March 30, 2010 with the Securities Exchange Commission, and incorporated by reference in the Registration statements on Form S-8 (No. 333-121335, No. 333-108776, and 333-158575), and Form S-3 (No. 333-106215 and No. 333-142674).

HANSEN, BARNETT & MAXWELL, P.C.

Salt Lake City, Utah
March 31, 2010